U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2006

VIRAL GENETICS, INC.
(Exact name of registrant as specified in its charter)

000-26875
(Commission File No.)

Delaware	33-0814123
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1321 Mountain View Circle, Azusa, CA 91702
(Address of principal executive offices)

(626) 334-5310
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

In March 2006, Caribou Investments, Inc., subscribed for the purchase of 1,800,000 shares of common stock at a price of $0.35 per share, or a total of $630,000, payable $250,000 on March 10, 2006, $250,000 on April 10, 2006, and $130,000 on May 10, 2006. In connection with the transaction, Caribou Investments agreed to cancel outstanding options to purchase 88,417 shares at an average exercise price of $0.53 per share and warrants to purchase 1,747,719 shares at an exercise price of $0.40. The first installment of $250,000 was received in March 2006 and the Company issued to Caribou Investments 714,286 shares of common stock. The shares were sold in an offshore transaction in reliance on Regulation S adopted under the Securities Act of 1933.

In March 2006, Viral Genetics, Inc. (the “Company”) issued 308,334 shares of common stock to Medbridge Development Corporation and 151,866 shares to Joseph Natale as compensation for consulting services rendered to the Company.

In March 2006, the Company issued 643,800 shares to two employees pursuant to the terms of employment agreements as partial compensation for services to the Company to be performed under the agreements. The shares are subject to forfeiture if employment is terminated.

In February 2006, the Company issued: 100,000 shares of common stock to Michael Agadjanyan on exercise of an option and payment of the exercise price of $1,000; 25,000 shares of common stock to Dr. Robert Siegel on exercise of an option and payment of the exercise price of $250; 96,000 shares of common stock to five individuals on exercise of an option issued to Ashot Petrossian and payment of the exercise price of $960; and 100,000 shares to Ronald Moss on exercise of an option and payment of the exercise price of $1,000. In January 2006, the Company issued 26,400 shares of common stock to Andre Bagdasarian on exercise of an option and payment of the exercise price of $264. All of the foregoing options were issued as compensation for consulting services.

In February 2006, the Company settled an outstanding payment obligation for construction on the Company’s facility in the amount of $173,845 owed to Kizyma Electric by issuing 695,379 shares of common stock.

Pursuant to a placement agency agreement with Stonegate Securities, Inc., the Company issued to the three principals of Stonegate Securities 200,000 shares of common stock in January 2006. The shares were and will be issued as compensation for services in reviewing and analyzing the Company with a view to assisting the Company in raising capital.

On December 23, 2005, the Company sold an unsecured convertible debenture in the principal amount of $116,800 that accrues interest at the rate of 10 percent per annum to Provident Holdings Group, LLC. The debenture matures on October 18, 2007. The principal amount of the debentures is convertible to common stock at any time at the election of the holder at a rate of one common share for each $0.18 of principal, which is subject to certain anti-dilution adjustments. Provident also acquired a warrant to purchase a total of 648,888 shares of the Company’s common stock over a term of three years at an exercise price of $0.30 per share. Provident has the right to tender the debenture for redemption before the maturity date if there is a change in control of the Company, which is defined as a sale of substantially all of the Company’s assets or a change in more than 50 percent of the voting control of the Company. Subject to certain exceptions, the Company agreed to register the shares of common stock underlying the convertible debentures and warrants under any registration statement filed by the Company to register shares to be offered for the account of the Company or other selling shareholders. One of the exceptions is that the Company is not obligated to include the shares in any Registration Statement filed to register securities of the Company offered and sold in a financing transaction involving the sale of Company securities where the underwriter of the transaction or, if there is no underwriter, the Company, reasonably determines in good faith that the inclusion of the shares underlying the debentures and warrants would materially negatively affect the financing transaction. The debenture and warrant are identical to the debenture and warrant issued by the Company in October 2005.

In December 2005, the Company issued 100,000 shares of common stock to Ronald Moss on exercise of an option and payment of the exercise price of $1,000 and 50,000 shares of common stock to Eric Rosenberg on exercise of an option and payment of the exercise price of $500.

Except for the transaction described in the first paragraph, above, the securities described above were offered and sold in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. No commission was paid to any person in connection with effecting the transaction.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAL GENETICS, INC.

Dated: March 29, 2006	By:	/s/ Haig Keledjian
Haig Keledjian, President